Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT

Kristine D. Brenner

Director of Investor Relations

(810) 257-2506

kristine.brenner@citizensbanking.com

Citizens Republic Bancorp Modifies Prior Announcement Regarding

Resumption of Payments on Trust Preferred Securities

FLINT, MICHIGAN, December 18, 2012 — Citizens Republic Bancorp, Inc. (Nasdaq: CRBC) announced today that it was modifying its December 11 announcement regarding the resumption of payments on its 7.50% junior subordinated debentures due September 2066 and related trust preferred securities (NYSE: CTZ-PrA).

The previous announcement stated that the deferred payments would be paid on December 27, 2012 to holders of record on December 19, 2012. Due to certain terms of the underlying trust preferred documentation, the company regrettably is not permitted to pay the deferred payments (currently totaling approximately $12 million) until March 15, 2013. Therefore, the previously disclosed record date of December 19, 2012 that was declared is null and void. Citizens intends to pay the deferred payments on March 15, 2013 to holders of record as of a new record date in March 2013, to be determined in accordance with the underlying trust preferred documentation. Citizens also intends to resume the regular quarterly interest payment schedule on that date.

Any inquires should be forwarded to the Company to the attention of Kristine Brenner at (810) 257-2506 or kristine.brenner@citizensbanking.com.

Corporate Profile

Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, and Wisconsin with 219 offices and 249 ATMs. Citizens is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 57th largest bank holding company headquartered in the United States. More information about Citizens is available at www.citizensbanking.com.

Safe Harbor Statement

Discussions and statements in this release that are not statements of historical fact, including without limitation, statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and statements regarding Citizens’ future financial and operating results, plans, objectives, expectations and intentions, are forward-looking statements that involve risks and uncertainties, many of which are beyond Citizens’ control or are subject to change. No forward-looking statement is a guarantee of future performance and actual results could differ materially.

Factors that could cause or contribute to actual results differing materially from Citizens’ expectations include the risks and uncertainties detailed from time to time in Citizens’ annual and quarterly filings with the SEC, which are available at the SEC’s website www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows, financial position and prospects. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims, any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.